5

                                                                      EXHIBIT 99
Foamex

Press Release

Contact:     John G. Johnson, Jr.                        Media: David E. Bright
             Andrew A. Campbell                          212 230-0488
             Foamex International Inc.
             610 859-3030


FOR IMMEDIATE RELEASE

                  FOAMEX INTERNATIONAL RECEIVES BUYOUT PROPOSAL

                         ------------------------------

 Sorgenti Chemical Industries, LLC and Liberty Partners Holdings 20, LLC Propose
                         Cash Price of $11.50 Per Share

                         ------------------------------

LINWOOD, PENNSYLVANIA, August 5, 1999 - Foamex International Inc. (Nasdaq:
FMXI), North America's largest manufacturer of flexible polyurethane and advanced polymer foam products, today announced that its Board of Directors has signed a letter of intent with Sorgenti Chemical Industries, LLC and Liberty Partners Holdings 20, LLC for a business combination providing for $11.50 per share for all of the Company's outstanding common stock, subject to due diligence.

         Marshall S. Cogan, Chairman, stated, "JP Morgan has worked diligently to develop this strategic alternative for the Foamex Board in the best interest of all Foamex shareholders as well as what is best to maximize Foamex's future."

         Foamex will continue to work with JP Morgan and its Counsel to negotiate a definitive agreement for the proposed business combination. Under the terms of the letter of intent signed today, if the Company enters into a business combination with another party, Sorgenti Chemical-Liberty Partners will be entitled to a break-up fee of $6.0 million plus reimbursement of certain expenses.

         The Company added that the buyout offer is subject to a number of conditions, including the negotiation of definitive documents, which will contain certain conditions relating to the bank credit facilities and public debt of the Company's subsidiaries, as well as certain other conditions relating to minimum shareholder acceptance and change of board membership, and other provisions providing for a higher break-up fee and expense reimbursement if the Company enters into a business combination providing a more favorable transaction. The definitive buyout agreement will require appropriate filings with the Securities and Exchange Commission and regulatory filings.

         Sorgenti Chemical Industries, LLC is an affiliate of Sorgenti International Partners, which was formed by Harold A. Sorgenti to acquire and manage chemical industry assets and companies on a global basis. Liberty Partners Holdings 20, LLC is an entity formed by Liberty Partners L.P., a private equity investment firm which manages $1.2 billion of capital.

         Foamex, headquartered in Linwood, Pennsylvania, manufactures and markets flexible polyurethane and advanced polymer products in North America. For more information, visit its web site at http://www.foamex.com.

         This press release contains forward-looking information, and actual results may materially vary from those expressed or implied herein. Factors that could affect these results include those mentioned in the documents filed with the Securities and Exchange Commission.

                                      # # #